Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 9, 2009, by and between WILLDAN GROUP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 28, 2007, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.             Section 1.1.(a) is hereby amended by deleting “January 1,2010” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “January 1, 2011,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of November 9, 2009 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.             Section 4.9. is hereby deleted in its entirety, and the following substituted therefore:

“SECTION 4.9. TANGIBLE NET WORTH. Using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), Borrower shall, and shall cause each Subsidiary to, maintain the Tangible Net Worth of Borrower and its Subsidiaries, on a consolidated basis, of not less than $18,000,000.00 at any time. As used herein, “Tangible Net Worth” is defined as the aggregate of total stockholders’ equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals. For the purposes of calculating Tangible Net Worth, the impact of non-cash property lease termination expense of up to $1,000,000.00 in the aggregate recorded during the period from October 1, 2009 through December 31, 2010 will be excluded from the covenant calculation.”

3.             Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4.             Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
WILLDAN GROUP, INC.		NATIONAL ASSOCIATION

By:	/s/ Kimberly D. Gant	By:	/s/ Catherine Abe
Catherine Abe
Title:	Chief Financial Officer		Vice President